Exhibit 10.5

AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT

THIS AGREEMENT is effective as of the 5th day of February, 2026:

BETWEEN:

VERDERA ENERGY CORP., a corporation incorporated under the Corporations Act (British Columbia), with its registered office situated at #1200 – 750 West Pender Street, Vancouver, BC V6C 2T8

(hereinafter referred to as the "Corporation")

- and-

POWERONE CAPITAL MARKETS LIMITED, and/or its affiliates, a corporation incorporated under the Business Corporations Act (Ontario), with its business office situate at Suite 2210, The Exchange Tower, 130 King Street West, Toronto, Ontario M5X 1E4

(hereinafter referred to as the "Consultant")

WITNESSES THAT:

WHEREAS the Corporation engaged the Consultant to provide financial and corporate advisory services on the terms and conditions set forth in an agreement dated November 2, 2025 (the “Original Agreement”);

AND WHEREAS the Consultant agreed to provide financial and corporate advisory services as set forth in the Original Agreement;

AND WHEREAS the Corporation and the Consultant wish to enter into this agreement to amend and restate the terms of the Original Agreement in accordance with the provisions hereof;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, it is agreed that:

ARTICLE 1

RETENTION, SERVICES AND TERM

1.1            Retention of Consultant

The Corporation hereby retains the Consultant to provide advisory services (the "Services") in conjunction with the Corporation’s public listing by way of business combination with a TSX Venture Exchange listed Capital Pool Company (the “Transaction”) and private placement (the “Financing”) of securities (each an “Issued Security”).

1.2            Services

The Consultant is in the business of providing advisory services to private and public companies, and has experience and expertise in corporate finance, M&A, public capital markets and other related matters. In consideration for the Consultant agreeing to provide the Services to the Corporation prior to closing of the Transaction, and to the resulting listed company (the “Resulting Issuer”) for a period of 18 months following closing of the Transaction, the Corporation agrees to pay to the Consultant fees noted in Section 2.1, upon and subject to the terms and conditions as set out herein.

Should the Corporation decide to outsource particular work projects and to engage the Consultant for such projects, the Consultant may do so for additional fees to be mutually agreed upon by the Corporation and the Consultant.

1.3            Term

This Agreement shall expire and terminate automatically on the date that is 18 months following the closing of the Transaction.

ARTICLE 2

COMPENSATION

2.1            Compensation

The Corporation agrees that on closing of the Transaction it will:

i)	pay a cash fee to the Consultant equal to 1.5% of the gross proceeds of the Financing; and

ii)	issue options of the Resulting Issuer (each, a “Compensation Option”) to the Consultant equal to 1.5% of the Issued Securities purchased by subscribers to the Financing. Each Compensation Option will be exercisable into one (1) common share of the Resulting Issuer at $1.00 per Resulting Issuer Share, for a period of 18 months following closing of the Transaction.

The Compensation Options will be issued under, and subject to, the terms of the stock option plan of the Resulting Issuer.

ARTICLE 4

GENERAL

4.1            Complete Agreement

The foregoing contains the entire agreement of the parties hereto with respect to consulting and corporate services and supersedes and replaces any existing agreement, whether written or oral, between the parties relating generally to the same subject matter (including, without limitation, the Original Agreement). As of the date hereof, the Original Agreement is of no further force or effect.

4.2            Proper Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, and the parties hereto hereby submit to the exclusive jurisdiction of the courts of Ontario (and those of Canada applicable therein).

4.3            Interpretation

Any headings preceding the text and paragraphs in this agreement have been inserted for convenience only and shall not be construed to affect the meaning, construction or effect of the agreement.

4.4            Canadian Dollars

All references herein to dollar amounts are to lawful money of Canada unless specifically stated otherwise.

4.5            Singular and Plural

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

4.6            Severability

The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

4.7            Assignment

Neither this agreement nor any rights or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party which consent, by either party, may be arbitrarily refused or withheld.

4.8            Waiver

No waiver of any provision of this agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party's right to insist on performance in full and in a timely manner of all covenants in this agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter or any other provision of this agreement at any time.

4.9            Further Assurances

The parties agree to sign all such documents and to do all such things as may be necessary or desirable to more completely and effectively carry out the terms and intentions of this agreement.

4.10          Binding Effect

The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.11          Facsimile and Counterparts

Each of the parties shall be entitled to rely on delivery by facsimile machine of an executed copy of this agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof. In addition, this agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF each of the parties hereto has executed this agreement as of the date first written above.

VERDERA ENERGY CORP.

Per:	/s/ Janet Lee-Sheriff

POWERONE CAPITAL MARKETS LIMITED

Per:	/s/ David D’Onofrio
David D’Onofrio - Chief Financial Officer